UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2009

CHIQUITA BRANDS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	1-1550	04-1923360
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 East Fifth Street, Cincinnati, Ohio 45202

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (513) 784-8000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Update On European Competition Law Investigation. This Report provides an update regarding the previously-disclosed ongoing European Commission investigation concerning possible violations of European competition law in the banana industry. The investigation involving northern Europe has already concluded and the company’s final immunity from fines in that matter confirmed. For additional information, reference is made to the company’s most recent quarterly report on Form 10-Q.

Earlier this week, the company received a Statement of Objections from the European Commission in relation to the ongoing investigation of certain past activities alleged to have occurred in southern Europe during the approximately 18 month period from July 2004 to January 2006. As previously disclosed, the company had been cooperating with that investigation, under the terms of the Commission’s previous grant of conditional immunity.

A Statement of Objections is a procedural document whereby the European Commission communicates its preliminary view in relation to a possible infringement of European Union competition laws and other related matters, and allows the companies identified in the document to present arguments in response. The Commission has also expressed a preliminary view questioning the granting of immunity or leniency with respect to the matters set forth in the Statement of Objections.

The company will review the Statement of Objections carefully and respond to the Commission in due course. The company continues to believe that it should be entitled to immunity. Any ultimate decision regarding the matters referenced in the Statement of Objections, however, will not be taken by the European Commission until the close of the administrative procedure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2009	CHIQUITA BRANDS INTERNATIONAL, INC.

	By:	/S/ JAMES E. THOMPSON
James E. Thompson
Senior Vice President, General Counsel and Secretary